Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Form S-8) pertaining to the Molina Healthcare, Inc. 2000 Omnibus Stock and Incentive Plan, 2002 Equity Incentive Plan and 2002 Employee Stock Purchase Plan, of our report dated February 27, 2004, except for note 12, which is as of July 1, 2004, with respect to the consolidated balance sheet of Health Care Horizons, Inc. as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2003, which report appears in the Form 8-K/A of Molina Healthcare, Inc. dated September 13, 2004.

KPMG LLP

Albuquerque, New Mexico

September 13, 2004